EXHIBIT 99.1

Lifeway Foods, Inc. Announces Second Quarter 2019 Results

Reports Sequential Quarterly Profit Improvement

Morton Grove, IL — August 19, 2019—Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, today reported financial results for the second quarter ended June 30, 2019.

“The improvement in sequential quarterly profit highlights the significant progress we’ve made to position Lifeway for long-term, sustainable growth,” said Julie Smolyansky, CEO of Lifeway Foods, Inc. “The items debuted this year at trade shows are now hitting shelves, and we’re encouraged by the exciting distribution growth of our newest offering, Plantiful, a line of vegan, plant-based probiotic beverages. Based on retailer shelf reset schedules for items already accepted, we are planning for marketing and advertising initiatives that align with the expanded distribution of our innovation portfolio. Our team is focused on long-term success by building increased brand awareness and consumer loyalty on our strong core product line, as well as the burgeoning prospects of our recent offerings.”

About Lifeway Foods, Inc.

About Lifeway Foods, Inc. Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces non-dairy Plantiful, cupped kefir and cheese, frozen kefir, specialty cheeses, probiotic supplements and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy and non-dairy products are now sold across the United States, Mexico, Ireland and the United Kingdom. Learn how Lifeway is good for more than just you at www.lifewaykefir.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “believe,” “ahead,” “remain,” “build,” “generate,” “progress,” “innovate,” “continue.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Contact:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2019 and December 31, 2018

(In thousands)

	June 30, 2019 (Unaudited)	December 31, 2018
Current assets
Cash and cash equivalents	$3,022	$2,998
Accounts receivable, net of allowance for doubtful accounts and discounts & allowances of $1,220 at June 30, 2019 and December 31, 2018 respectively	7,570	6,276
Inventories, net	6,843	5,817
Prepaid expenses and other current assets	1,393	1,077
Refundable income taxes	1,278	2,748
Total current assets	20,106	18,916

Property, plant and equipment, net	23,365	24,573
Operating lease right-of-use asset	966	–

Intangible assets
Goodwill & indefinite-lived intangibles	12,824	12,824
Other intangible assets, net	231	344
Total intangible assets	13,055	13,168

Other assets	165	150
Total assets	$57,657	$56,807

Current liabilities
Accounts payable	$5,459	$4,570
Accrued expenses	4,141	2,777
Accrued income taxes	63	106
Total current liabilities	9,663	7,453
Line of credit	4,677	5,995
Operating lease liabilities	584	–
Deferred income taxes, net	390	390
Other long-term liabilities	100	564
Total liabilities	15,414	14,402

Stockholders' equity
Preferred stock, no par value; 2,500 shares authorized; no shares issued or outstanding at June 30, 2019 and December 31, 2018, respectively	–	–
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 15,761 and 15,814 outstanding at June 30, 2019 and December 31, 2018, respectively	6,509	6,509
Paid-in capital	2,230	2,303
Treasury stock, at cost	(12,477)	(12,970)
Retained earnings	45,981	46,563
Total stockholders' equity	42,243	42,405

Total liabilities and stockholders' equity	$57,657	$56,807

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the six months ended June 30, 2019 and 2018

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$23,153	$27,096	$47,768	$55,838

Cost of goods sold	16,843	19,495	34,410	39,520
Depreciation expense	747	725	1,492	1,405
Total cost of goods sold	17,590	20,220	35,902	40,925

Gross profit	5,563	6,876	11,866	14,913

Selling expenses	2,691	3,383	5,830	7,401
General and administrative	2,898	2,996	6,390	6,701
Amortization expense	40	164	113	327
Total operating expenses	5,629	6,543	12,333	14,429

(Loss) income from operations	(66)	333	(467)	484

Other income (expense):
Interest expense	(68)	(75)	(137)	(138)
Gain (loss) on sale of property and equipment	4	(1)	29	14
Other income, net	2	3	5	8
Total other income (expense)	(62)	(73)	(103)	(116)

(Loss) income before provision for income taxes	(128)	260	(570)	368

Provision for income taxes	13	90	(41)	128

Net (loss) income	$(141)	$170	$(529)	$240

Earnings (loss) per common share:
Basic	$(0.01)	$0.01	$(0.03)	$0.02
Diluted	$(0.01)	$0.01	$(0.03)	$0.02

Weighted average common shares:
Basic	15,775	15,879	15,771	15,893
Diluted	15,775	15,992	15,771	16,026

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2019 and 2018

(Unaudited)

(In thousands)

	2019	2018
Cash flows from operating activities:
Net (loss) income	$(529)	$240
Adjustments to reconcile net (loss) income to operating cash flow:
Depreciation and amortization	1,605	1,732
Bad debt expense	3	20
Reserve for inventory obsolescence	210	271
Stock-based compensation	535	495
Non-cash interest expense	12	3
Deferred revenue	(48)	(48)
(Gain) on sale of property and equipment	(29)	(14)
(Increase) decrease in operating assets:
Accounts receivable	(1,297)	66
Inventories	(1,235)	243
Refundable income taxes	1,470	(463)
Prepaid expenses and other current assets	(308)	(584)
Increase (decrease) in operating liabilities:
Accounts payable	888	423
Accrued expenses	774	(153)
Accrued income taxes	(43)	(121)
Net cash provided by operating activities	2,008	2,109

Cash flows from investing activities:
Purchases of property and equipment	(290)	(2,024)
Proceeds from sale of property and equipment	36	35
Purchase of investments	(15)	–
Net cash used in investing activities	(269)	(1,989)

Cash flows from financing activities:
Purchase of treasury stock	(385)	(1,168)
Borrowings under revolving credit facility	–	6,050
Repayment of line of credit	(1,330)	–
Payment of deferred financing costs	–	(69)
Repayment of notes payable	–	(6,279)
Net cash used in financing activities	(1,715)	(1,466)

Net decrease in cash and cash equivalents	24	(1,346)

Cash and cash equivalents at the beginning of the period	2,998	4,978

Cash and cash equivalents at the end of the period	$3,022	$3,632

Supplemental cash flow information:
Cash paid for income taxes, net of (refunds)	$(1,469)	$712
Cash paid for interest	$149	$108

Non-cash investing activities
Right-of-use assets recognized at ASU 2016-02 transition	$944	$–
Operating lease liability recognized at ASU 2016-02 transition	$997	$–
Right-of-use assets and operating lease liabilities recognized after ASU 2016-02 transition	$280	$–

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